Exhibit 2

NOTE PURCHASE AGREEMENT

This NOTE PURCHASE AGREEMENT (this “Agreement”) is made and executed this  20  day of December, 2013, by and among SLW INTERNATIONAL, LLC, WESTCLIFF TRUST, and EASTWOOD TRUST (each, a “Seller” and collectively, the “Sellers”), and NOBLE HAUS ASIA LTD (the “Acquirer”).

WHEREAS, Sellers are, in the aggregate, the beneficial owners of 195,261 convertible notes, as specified on Schedule A, each note with a face value of A$65 (the “Notes”) issued by Mission NewEnergy Limited (ABN 63 117 065 719),  an Australian corporation (the “Company”), pursuant to the Company’s Convertible Note Deed Poll made February 17, 2011 (the “Deed Poll”); and

WHEREAS, Sellers desire to sell to Acquirer, and Acquirer desires to purchase from Sellers, all of the Notes which Sellers currently own (the “Purchased Notes”) for good and valuable consideration.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Seller and Acquirer, each intending to be legally bound, agree as follows:

1.	Purchase Price.

(a)          Closing Consideration. At the Closing, Acquirer shall pay to Sellers an aggregate of US$550,000 to be paid to each Seller on a pro rata ownership basis (the “Closing Consideration”).  Such amount shall be paid by wire transfer of immediately available funds to each Seller’s-designated account concurrently with the execution hereof.

(b)          Contingent Consideration. Acquirer shall pay in cash to Sellers additional consideration of thirty percent (30%) of one hundred percent (100%) of any payments made under the Notes by the Company above an aggregate amount of A$2,800,000, from the date of this transaction going forward, less any reasonable expense incurred by the Acquirer, at its sole discretion, (the “Contingent Consideration,” and together with the Closing Consideration, the “Purchase Price”).  For illustrative purposes only, if the Company pays the holders of the Notes A$7,800,000, assuming no expenses, then the Sellers shall receive thirty percent (30%) of A$5,000,000, or A$1,500,000 distributed pro rata amongst all Sellers, and Acquirer shall keep A$6,300,000. Any amount due and payable under this Section 1(b) shall be paid by Acquirer by wire transfer of immediately available funds to each Seller’s-designated account within five (5) business days following the receipt of funds from the Company to the holder(s) of the Notes.

2.         The Closing. The closing of the transaction contemplated by this Agreement (the “Closing”) will occur at a mutually agreeable date not later than five (5) business days following the execution of this Agreement.

3.         Transfer of Purchased Notes. In consideration of the Purchase Price to be paid hereunder, Sellers will at Closing sell, transfer, assign and convey the Purchased Notes then held   by Sellers, and deliver the same unto Acquirer, duly endorsed for transfer and free and clear of all any adverse claims, liens, equitable interests, security interests, rights of first refusal, mortgages, or other encumbrances or restrictions on use, sale, or receipt of income of any kind, except for those under the terms of the Deed Poll and/or transfer restrictions under applicable securities laws (collectively, “Encumbrances”). Sellers agree to deliver or cause the delivery of the Purchased Notes to the Acquirer (unless Acquirer provides each Seller with superseding delivery instructions).

4.         Sellers’ Representations.  Each Seller represents and warrants, severally and not jointly with respect to itself, to Acquirer as of the date of the Closing as follows:

(a)          The Purchased Notes are of the number and in an aggregate face value as specified above and are currently held by such Seller as the sole record and beneficial owner thereof.

(b)          Each Seller beneficially owns its portion of the Purchased Notes beneficially free and clear of all Encumbrances and has good and marketable title to its portion of the Purchased Notes and hereby transfers the same to Acquirer. All of the beneficial right, title and interest in the Purchased Notes being transferred hereunder shall pass from such Seller to Acquirer free and clear of all Encumbrances, except for those under the terms of the Deed Poll and/or transfer restrictions under applicable securities laws.   The Purchased Notes are not subject to any prior or existing sale, transfer, assignment, conveyance, option or right to purchase whatsoever.

5.         Mutual Representations. Each Seller and Acquirer represents and warrants to the other party as of the date of the Closing as follows:

(a)          Such party has (i) had access to the documents that the Company has filed with the Australian Securities Exchange or filed with the Commission, (ii) had full access to all information regarding the Company and its prospects, the Purchased Notes and the other party that it has deemed relevant for purposes of evaluating this transaction, (iii) been provided a reasonable opportunity to ask questions of and receive satisfactory answers from representatives of the other party and the Company regarding the matters described herein and the Purchased Notes, (iv) relied solely on its own independent investigations and knowledge in deciding to enter into this Agreement and in determining the fairness of the Purchase Price, and (v) has not relied on any representations of the other party or the Company, or any officer, director, agent, or representative of the other party or the Company, in connection with the transactions contemplated hereby other than those of the other party as expressly set forth in this Agreement.

(b)          The execution, delivery and performance by such party of this Agreement and the consummation by such party of the transactions contemplated hereby have been duly authorized by all necessary corporate and/or other action.

(c)          The execution, delivery and performance by such party of this Agreement and the consummation by such party of the transactions contemplated hereby do not require the consent, waiver, approval, license, or authorization of any person or public authority, do not violate, in any material respect, any provision of law applicable to such party, and do not materially conflict with, or result in a material breach of, with or without the giving of notice and/or the passage of time, any mortgage, lease, deed of trust, license, indenture, or other agreement or instrument or any order, judgment, or other restriction of any kind or character, to which such party is a party.

(d)           This Agreement will, upon execution, constitute the valid and binding agreement of such party enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

(e)           Such party is not the subject of any petition seeking or acquiescing in any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any law relating to bankruptcy or insolvency, nor has any such petition been filed against such party. No general assignment of such party’s property has been made for the benefit of creditors, and no receiver, master, liquidator or trustee has been appointed for such party or any of its properties. Such party is not insolvent and the consummation of the transactions contemplated by this Agreement shall not render such party insolvent.

(f)           Such party has not employed or authorized anyone to represent it as a broker or finder in connection with the transactions contemplated by this Agreement, and no broker, finder, or other person is entitled to any commission or finder’s fee from such party in connection with such transactions.

6.         Acquirer’s Representations. Acquirer represents and warrants to each Seller as of the date of the Closing as follows:

(a)           Acquirer is an “accredited investor” within the meaning of Rule 501 of Regulation  D  promulgated by the  Securities and Exchange Commission (the “Commission”) pursuant to the United States Securities Act of 1933, as amended (the “Securities Act”), and by reason of its business and financial experience it has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of effecting the transaction in the Purchased Notes contemplated hereunder.

(b)           Acquirer acknowledges and understands that (A) the Purchased Notes and underlying securities are not registered under Australian, U.S. or other securities laws, (B) there may be no market for the Purchased Notes and underlying securities, and (C) the sale and transfer of the Purchased Notes hereunder are being made in a private transaction exempt from registration under applicable securities laws.

(c)           Acquirer is acquiring the Purchased Notes solely for its own beneficial account, for investment purposes, and not with a view to, or for resale in connection with, any distribution of the Purchased Notes.

(d)           Acquirer understands that the Purchased Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, and that the Company is not required to register the Purchased Notes.

(e)           Acquirer understands that the Purchased Notes are being offered and sold in reliance upon specific exemptions from the registration requirements of Unites States federal and state securities laws and that each Seller is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgements and understandings set forth herein in order to determine the applicability of such exemptions and the suitability of Acquirer to acquire the Purchased Notes.

(f)            Acquirer is not purchasing the Purchased Notes as a result of any advertisement, article, notice or other communication regarding the Purchased Notes published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

(g)           Acquirer will be bound by the Deed Poll when the Company enters its name in the register as owner of the Purchased Notes.

7.         Survival; No Implied Representations. The express representations and warranties made by each Seller and Acquirer herein shall survive indefinitely. There are no implied representations or warranties of the parties under this Agreement. Neither any Seller nor Acquirer has made any representations, warranties, covenants or other agreements related to the subject of this Agreement other than as explicitly set forth herein.

8.         Further Assurances. Each party hereby covenants that from time to time after the execution and delivery of this instrument by all the parties hereto it will, at the request of the other party and without further consideration, execute and deliver such further instruments of transfer, assignment and conveyance in addition to this instrument, if any, and to take such other action as such party may reasonably request to sell, transfer, assign, convey to and vest in Acquirer, and/or put Acquirer in actual possession of any of the Purchased Notes sold, transferred, assigned, conveyed and delivered hereunder.

9.         Expenses.   Each Seller and Acquirer shall bear its own costs and expenses incurred in connection with the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby.

10.       Governing Law; Venue.  This Agreement shall be governed by, construed and interpreted according to the laws of the State of Texas, without regard to choice of law principles thereof. Jurisdiction and venue for any dispute arising hereunder shall lie exclusively in the state courts of the State of Texas in Houston, Harris County, Texas or in the United States federal courts sitting in Houston, Harris County, Texas.

11.       Sole Benefit.   The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the parties hereto and, in the case of the waivers and releases set forth in Section 18, any Released Party, and their respective heirs, executors, administrators, legal representatives, successors and permitted assigns, and they shall not be construed as conferring any rights on any other persons.

12.       Assignment.  No party may assign this Agreement in whole or in part to any person or entity.

13.       Entire Agreement. There are no oral agreements among the parties. This Agreement is a final agreement and constitutes the entire contract and understanding among the parties and supersedes all prior agreements, arrangements, and understandings relating to this matter. The terms and conditions of this Agreement shall benefit and bind the respective heirs, legal representatives, successors, and permitted assigns of the parties.

14.       Amendment. No term, provision, or condition of this Agreement shall be amended or modified except in a writing signed by all of the parties.

15.       Severability. Any provision or application of a provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability, and any such invalidity or unenforceability shall not invalidate or render unenforceable the remaining provisions hereof or the application of such provisions to other circumstances, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

16.       Legal Counsel, Construction. All parties have been advised to seek their own independent counsel concerning the interpretation and legal effect of this Agreement and have either obtained such counsel or have intentionally refrained from doing so and have knowingly and voluntarily waived such right.  Consequently, the general rule of construction to the effect that any drafting ambiguities are to be resolved against the drafting party will not be employed in the interpretation of this Agreement. The headings of the sections are for convenience only.

17.       Counterparts; Electronic Signature. This Agreement may be executed in any number of counterparts, each of which will constitute an original, but all of which together will constitute one and the same instrument.  It is hereby agreed by the parties hereto that an electronic signature or a copy of an original signature to this Agreement, delivered by facsimile, electronic mail or other electronic means (attached to or attaching an electronic copy of the document), upon transmission and confirmation of receipt, shall have the same force and effect as the delivery of a manually executed and original copy of such signature and shall bind the parties hereto.

18.       Mutual Waiver and Release. Each party hereto (the “Releasing Party”) agrees and does hereby waive, release, and discharge the other party, its shareholders, members, partners, affiliates, directors, managers, officers, employees, representatives, agents, successors and permitted assignees (each a “Released Party”) from any and all claims, charges, causes of actions, rights, complaints, contracts, agreements, promises, and demands which they have or may have, of any kind or character, whether now known or unknown, accrued or unaccrued, including without limitation any claim for monies or rights of value to which such Releasing Party may be entitled or other actual and compensatory damages, exemplary or punitive damages, attorneys’ fees, and expenses or costs, and any form of declaratory or injunctive relief, except for claims arising out of or relating to any breach or violation by the other party of those covenants, representations, warranties, or other agreements expressly set forth in this Agreement. In this regard, each Releasing Party hereby waives and releases all claims, whether contractual, at common law, or statutory, regardless of the nature of such claim and further agrees not to bring any lawsuit, charge, or claim against the other party or any Released Party in any court or before any government agency, arising from or relating to the matters set forth above (except for claims arising out of or relating to any breach or violation by the other party of those covenants, representations, warranties, or other agreements expressly set forth in this Agreement).

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first written above.

SELLERS:

SLW INTERNATIONAL, LLC, a Texas limited liability company

By:	/s/ Stephen L. Way
Name: Stephen L. Way,
Title: Principal

WESTCLIFF TRUST

By:	/s/ John Knox, Jr.
Name: John Knox, Jr.
Title: Trustee

EASTWOOD TRUST

By:	/s/ Jon Hildebrand
Name: Jon Hildebrand
Title: Trustee

ACQUIRER:

NOBLE HAUS ASIA LTD, a British Virgin Islands business company

By:	/s/ Yeoh Lip Chee
Name:	Yeoh Lip Chee
Title:	Director

[Signature Page To Note Purchase Agreement]

Schedule A

SLW International, LLC	97,631

Eastwood Trust	48,815

Westcliff Trust	48,815

[Schedule A To Note Purchase Agreement]